SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                      May 26, 2004

VISTA MEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in Charter)

Delaware	0-22743	94-3184035
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 Faraday Avenue, Carlsbad, California		92008
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (760) 603-9120

Item 5.  Other Events

On May 26, 2004, we sold to a group of accredited investors 5,454,544 units of our securities, each unit consisting of one share of common stock and one warrant to purchase one-half share of common stock.  The purchase price per unit was $0.85, and the warrants carry an exercise price of $0.95 per share.  This financing generated aggregate gross proceeds of approximately $4.6 million, or $4.1 million net of expenses.  The financing was led by investor MedCap Management and Research LLP.  Dawson James Securities, through ViewTrade Financial (the “Placement Agent”), acted as our exclusive placement agent.  The terms of this financing were approved by our stockholders at our recent annual stockholder meeting.

In addition to the units purchased by investors, we issued a warrant to the Placement Agent to purchase up to 818,181 shares of our common stock as follows: 545,454 shares at an exercise price of $1.02 per share and 272,727 shares at an exercise price of $0.95 per share.  We also paid to the Placement Agent a cash fee equal to 8% of the aggregate proceeds raised as well as a non-accountable expense fee of $80,000.

In connection with the financing, we have agreed to register the shares of common stock issued as part of the units as well as the shares underlying the warrants.  We have agreed to file a registration statement on or before June 25, 2004.  We anticipate that such registration statement will also register shares issued as part of our private financing completed in the first quarter of 2004, as well as shares of common stock underlying our currently outstanding shares of Series A Convertible Preferred Stock.

As part of this financing, we have agreed to appoint three designees of MedCap Management and Research LLP to our Board of Directors, so long as such designees are reasonably acceptable to us and the appointment complies with applicable law.

We have also amended the redemption terms of our existing Series A Convertible Preferred Stock (the “Series A Preferred”).  We have filed an Amended Certificate of Designations of Series A Convertible Preferred Stock (a copy of which is attached hereto as Exhibit 3.1) which provides that (i) within ten days of closing of the recent financing, we must redeem 85,000 shares of Series A Preferred in exchange for $200,000.  Further, we have the right, exercisable at any time on or prior to January 15, 2006, to redeem an additional 300,000 shares of Series A Preferred in exchange for $500,000.  In the event we effect both such redemptions, all remaining shares of Series A Preferred will automatically convert to common stock on a one-for-one basis (subject to adjustments).  In connection with these amendments, we have also transferred to the holders of Series A Shares, 1,400,000 shares of Viking Systems, Inc. common stock held by us.

With the closing of this financing, we estimate our shareholders’ equity balance to be $4.2 million, and we therefore believe that we have regained compliance with the $2,500,000 shareholders’ equity requirement for continued listing in the Nasdaq SmallCap Market.  Our common stock is currently listed under the terms of an exception to the rules of the Nasdaq SmallCap Market.  The Nasdaq Listing Qualifications Panel will continue to monitor our ongoing compliance with the minimum shareholders’ equity threshold until we have evidenced compliance with that requirement via a publicly filed balance sheet and demonstrated an ability to sustain compliance with the minimum shareholders’ equity requirement over the long term.  To demonstrate continued compliance, we must file forms 10-Q for the quarters ending June 30 and September 30, 2004, evidencing our continued compliance with the $2,500,000 shareholders’ equity requirement.

On May 27, 2004, we issued the press release that is attached hereto as Exhibit 99.1.

Item 7.  Financial Statements and Exhibits

(c)                                  Exhibits

Exhibit Number	Description of Document

3.1	Amended Certificate of Designations of Series A Convertible Preferred Stock, as filed with the Delaware Secretary of State on May 26, 2004.
10.1	Selling Agreement between us and ViewTrade Financial as placement agent, dated March 30, 2004.
10.2	Selling Agent’s Warrant issued by us to ViewTrade Financial, dated May 26, 2004.
10.3	Form of Subscription Agreement between us and each investor in our financing that closed May 26, 2004.
10.4	Form of Common Stock Purchase Warrant issued to each investor in our financing that closed May 26, 2004.
99.1

Press release issued by us on May 27, 2004, announcing completion of a private financing and our belief that we have regained compliance with the continued listing requirements of the Nasdaq SmallCap Market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vista Medical Technologies, Inc.

Dated: May 28, 2004	By:	/s/ Stephen A. Gorgol
Stephen A. Gorgol
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Amended Certificate of Designations of Series A Convertible Preferred Stock, as filed with the Delaware Secretary of State on May 26, 2004.
10.1	Selling Agreement between us and ViewTrade Financial as placement agent, dated March 30, 2004.
10.2	Selling Agent’s Warrant issued by us to ViewTrade Financial, dated May 26, 2004.
10.3	Form of Subscription Agreement between us and each investor in our financing that closed May 26, 2004.
10.4	Form of Common Stock Purchase Warrant issued to each investor in our financing that closed May 26, 2004.
99.1

Press release issued by us on May 27, 2004, announcing completion of a private financing and our belief that we have regained compliance with the continued listing requirements of the Nasdaq SmallCap Market.